Exhibit 99.3

FY 2018 Q & A

May 6, 2019

Share Count

Can the Company give an estimate of the outstanding share count end of year 2019?

Last quarter the Company communicated, “we will approach the authorized share capital by the end of 2018, but it has no present intention of increasing the authorized shares.”

This was, in fact the case for 2018 and through today.

We believe the plans put into place in 2018, including Cap Ex reduction, are sufficient to end raising capital through the issuance of common equity shares throughout 2019. As noted in the 10-K, many of the Company’s businesses are trending modestly upward, with all showing positive gross margin. The Company has embarked on several initiatives that have begun to generate incremental positive cash flow, and others with the potential, including the contribution from Tri-way, itself growing its trading business and scheduled to raise production at aquafarm 4 by instituting procedures after successful trials in late 2018 and early 2019. The success of these, and other scaling efforts are dependent on execution and on employing adequately self-generated working capital.

At present, adopted measures appear sufficient to capitalize the Company and service its current debt without common share issuance and without new long-term debt. A risk associated with this conclusion is any necessitated acceleration of legacy debt repayment, offset by what we believe are more likely possibilities:

•	Improved cash flow in 2019 versus 2018

•	Any renegotiated deceleration of payments

•	Cash infusion

The Company could be required to reevaluate this position depending on the occurrence of presently unforeseeable events, including a marked business downturn or accelerated debt repayments.

Loans

For several quarters you’ve updated the status of a large syndicated loan, indicating cautious optimism last quarter. Is there a real possibility that loan can come through or was the effort abandoned?

The goal posts for this loan have changed more times than we can count, testing perseverance. But persevere we do, as conditions and demands change. We have indicated the syndicated loan for which Tri-way applied was hampered by a banking scandal in India involving some of the lending syndicate banks, and again when the Indian Authority changed the policy of “local securities pledged against loans applied by foreign entities” to include the owner entity of the local security to have corresponding value of net worth. This major issue was properly addressed in late 2018.

Also, we have switched the loan application to a new lead lender, one with more experience with loans to China.

At this point, we cannot communicate a timetable, nor guarantee a successful outcome, though we are given mostly encouraging verbal reassurances throughout new processes.

In the meantime, having restructured some assets to comply as suitable collateral, we are investing smaller working capital sums in aquafarm 4, for the dual purposes of growing profits and making a loan more attractive from a cash flow perspective. Tri-way generated USD 14M net income in 2018, applicable to SIAF’s 36.6% equity stake.

The Company is currently negotiating with 13 separate lending institutions for smaller loans. Again, we are reluctant to report too much optimism before invariably protracted processes conclude, though most discussions appear well into the application lifecycle. Chinese banks in particular are known for unforeseen delays.

Can you please explain how you plan to pay all Company debt, including convertible notes, ECAB, an extended $6M loan, and any others?

The other payable current liabilities are explained in notes 16A and 16B of the Company’s 10-K.

The Company continues to assess, discuss, and negotiate various plans to address the repayments of “Legacy Debts” the Company incurred during the past years, before and during the brunt of the business downturn. In the meantime, debts are being paid down, and as explained earlier, we believe that positively trending gross margins in 2019 and beyond – without the accelerated production and without any sought cash infusion – should be sufficient, assuming continuation of current pay down pace, or somewhat faster.

These debts were appropriate for the size of the company when undertaken. After the difficulties of 2017, the shuttering of the slaughterhouse, downsizing of SJAP, and the spin out of Tri-way, leverage ratios became onerous. We are making progress reestablishing appropriate leverage, with the possibility of further progress beyond operational cash flow contribution alone.

As explained in the prepared remarks, any one or two of a number of outside funding sources coming through would facilitate generating incrementally positive cash flow to satisfy creditors, or allow some direct repayment if advised.

You mentioned that 2019 will be a “rebirth year.” Can you please explain this?

This question was answered in the prepared remarks. To recap, while the Company became smaller in late 2017 and early 2018, rightsizing business sectors, it retained its most valuable assets without depleting their potential. Most pertinently, these are aquafarms 4 and 5 and the Capital Award business. In addition, Tri-way added its trading business. The Company completed this transformation in 2018, effectively resetting the Company’s focus and priorities.

We characterize 2019 as a “rebirth” year, meaning that we intend to start regaining size and strength by slowly capitalizing on existing infrastructure; in essence, instituting programs to add incremental revenue with limited investment and limited risk. This strategy is underpinned by factors mentioned in the prepared remarks, most of which could provide upside scenarios.

Tri-way

Please update the status of the Tri-way distribution and IPO?

The distribution of Tri-way shares has been delayed for several reasons, including devising a means to minimize or eliminate tax liability.

In addition, the Company is working on several corporate exercises and plans for the benefit of the Company and its shareholders, and are best executed before a Tri-way distribution. That said, the Company still aims to honor its communication of an 18.3% ownership distribution to SIAF shareholders by the end of 2019, after clearance of said exercises.

The intended IPO process is not really affected by the distribution delay, as the process can proceed as it would have; however, it is a lengthy process itself, and best done when Tri-way’s prospects and metrics are demonstrably growing.

What are Tri-way’s trajectory and plans?

In 2018, Tri-way’s existing farms – aquafarms 1-3 and 7 other open dams) -- generated sales revenue of approximately USD 100M. Production was 12,300 metric tons of mixed fish and Mexican White Prawns (“MWP”). Gross profit margin of 29% netted over USD 14M, not including aquafarms 4 and 5.

Tri-way started its trading business in September 2018. In March 2019, the trading business started generating USD 2.5M per month with gross profit margins of 13% and net margins of 7.5%. Sales are growing monthly. If we can maintain this trend we will qualify for substantially larger working capital loans. In this manner, the trading business can scale quite substantially in 2019 and geometrically equivalently in 2020, as demand for product simply does not appear to be a constraint.

Aquafarms 4 and 5 are undergoing a revitalization plan. In late February Tri-way management decided to concentrate efforts on Mexican White Prawns and to retrofit 110 acres into ODRAS dams. Target production is 3,500 MT of MWP by mid 2020, generating USD 35M in revenue with gross profit margins of 52%. Again, with proper execution based on already successful trials, longer-term goals maintain equivalent growth rates.

The trials were conducted at YangJiang Prawn Farm on eight acres sub-divided 26 ODRAS dams. Stocking 230,000 Post Larvae per MU grew to 10 grams in 70 days, sufficient to sell 18 MT of MWP from the first available batch of 6 open dams. Mortality ad feed conversion rates were within tolerance for healthy profit margins.

By the end of March engineering work was completed to ready construction of the 26 ODRAS dams at aquafarm 4. It will require less than USD 2M to retrofitting and reconstruction. TW is currently on a small short-term loan to accommodate work in progress. TW has been granted 60 days credit terms from two stock feed manufacturers to accelerate the pace of progress at aquafarm 4 and 5.

So, the trajectory of existing farms is positive, but the potential is much greater, as the trading business and ODRAS development project indicate.

Other

Can you please provide an update on Capital Award activities including the proposed Angola partnership? Does this project promote a spin out of the Capital Award business in the future?

Unfortunately, the Angolan project did not come to fruition. Frankly, when some of the prospective obligations under the MOU became imminent, the customer requested unacceptable term changes. The period between MOU and binding contract always carries this type of risk.

Capital Award is pursuing two more serious foreign development contracts, with typical milestones and stages, starting with consulting and running through engineering and phased build out. Discussions with both projects—one in Malaysia and one in India -- have been ongoing for some time. We are quite confident about the counterparties’ seriousness; having had pre-existing relationships, and we are cautiously optimistic these prospects being realized, one starting in the second half of 2019. Our new Directors are helpful in one of these efforts.

It is much too early to talk about spinning out Capital Award, but as previously communicated, that is a long-term strategy SIAF wants to pursue.

What are your plans to hire a new CFO?

We concentrated our efforts to fill vacant Board seats before focusing on the CFO position. I am extremely happy with the new Directors, who will aid the company in its CFO search. Our ideal candidate is very hard to find, needing fluency in English and Chinese, preferably working on site in Guangzhou, yet thoroughly knowledgeable with respect to SEC regulations and filings, as well as having experience in Sino Agro’s industries.

What is the status of the Oslo delisting and the reasoning behind it?

In January of 2019 the Company applied to Oslo Børs ASA for the delisting from the Merkur Market. The principal reason for the delisting from the Merkur is the difference in the disclosure rules that the Merkur requires; the Merkur requires the disclosure of information prior to occurrence of a particular event which is inherently forward-looking in nature and thus potentially speculative; consequently, any such disclosure could thus be in conflict with US securities laws.